Exhibit 99.1

Owl Rock Capital Corp. Reports First Quarter Net Investment Income Per Share of $0.31 and
NAV Per Share of $14.88

NEW YORK — May 4, 2022 — Owl Rock Capital Corporation (NYSE: ORCC, or the “Company”) today reported net investment income of $122.4 million, or $0.31 per share, and net income of $44.0 million, or $0.11 per share, for the first quarter ended March 31, 2022. Reported net asset value per share was $14.88 at March 31, 2022 as compared to $15.08 at December 31, 2021.

Craig W. Packer, Chief Executive Officer of Owl Rock Capital Corporation commented, “We are very pleased with our performance this quarter and how our portfolio is positioned for the evolving economic environment. Our credit performance remains exceptional with one of the lowest levels of non-accruals in the BDC sector and our defensive positioning is designed to generate healthy returns through the entire market cycle. Further, with almost all of our portfolio held in floating rate assets, we expect to see upside in the second half of the year from a rising interest rate environment.”

The Company’s Board of Directors has declared a second quarter 2022 dividend of $0.31 per share for stockholders of record as of June 30, 2022, payable on or before August 15, 2022.

PORTFOLIO AND INVESTING ACTIVITY

For the three months ended March 31, 2022, new investment commitments totaled $530.4 million across 17 new portfolio companies and 4 existing portfolio companies. This compares to $1,589.2 million for the three months ended December 31, 2021 across 22 new portfolio companies and 9 existing portfolio companies.

For the three months ended March 31, 2022, the principal amount of new investments funded was $347.9 million. For this period, the Company had $374.8 million aggregate principal amount in exits and repayments.

For the three months ended December 31, 2021, the principal amount of new investments funded was $1,459.8 million. For this period, the Company had $909.6 million aggregate principal amount in exits and repayments.

As of March 31, 2022 and December 31, 2021, the Company had investments in 157 and 143 portfolio companies with an aggregate fair value of $12.8 billion and $12.7 billion, respectively. As of March 31, 2022, the average investment size in each portfolio company was $81.3 million based on fair value.

As of March 31, 2022, based on fair value, our portfolio consisted of 74.0% first lien senior secured debt investments, 14.7% second lien senior secured debt investments, 2.1% unsecured debt investments, 2.3% investment funds and vehicles, 1.9% preferred equity investments, and 5.0% common equity investments.

As of December 31, 2021, based on fair value, our portfolio consisted of 74.9% first lien senior secured debt investments, 15.1% second lien senior secured debt investments, 1.5% unsecured debt investments, 1.9% investment funds and vehicles, 2.1% preferred equity investments, and 4.5% common equity investments.

As of March 31, 2022 and December 31, 2021, approximately 88.7% and 90.0% of the portfolio was invested in secured debt, respectively. As of March 31, 2022, 98.8% of our debt investments based on fair value in our portfolio were at floating rates.

As of March 31, 2022 and December 31, 2021, the weighted average total yield of accruing debt and income-producing securities at fair value (which includes interest income and amortization of fees and discounts) remained at 7.9% and the weighted average total yield of accruing debt and income-producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 8.0% and 7.9%, respectively.

As of March 31, 2022, 1 portfolio company with an aggregate fair value of $13.6 million was on non-accrual status, representing 0.1% of the total fair value of the debt portfolio.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED MARCH 31, 2022

Investment Income

Investment income increased to $264.2 million for the three months ended March 31, 2022 from $221.6 million for the three months ended March 31, 2021. In addition to the growth in the portfolio, the incremental increase in investment income was primarily due to an increase in dividend income. Included in interest income are other fees such as prepayment fees and accelerated amortization of upfront fees from unscheduled paydowns. Period over period, income generated from these fees slightly decreased. Other income increased period-over-period due to an increase in incremental fee income, which are fees that are generally available to us as a result of closing investments and generally paid at the time of closing. We expect that investment income will vary based on a variety of factors including the pace of our originations and repayments.

Expenses

Total expenses increased to $141.0 million for the three months ended March 31, 2022 from $117.8 million for the three months ended March 31, 2021, which was primarily due to an increase in interest expense and management and incentive fees. The increase in interest expense was primarily driven by an increase in the average daily borrowings partially offset by a decrease in the average interest rate. Management and incentive fees increased primarily due to an increase in our investment portfolio.

Liquidity and Capital Resources

As of March 31, 2022, we had $0.3 billion in cash and restricted cash, $7.2 billion in total principal value of debt outstanding, and $1.4 billion of undrawn capacity on our credit facilities. The Company’s weighted average interest rate on debt outstanding remained at 2.9% for the three months ended March 31, 2022 and December 31, 2021. Ending net debt to equity was 1.17x and 1.13x as of March 31, 2022 and December 31, 2021, respectively.

Conference Call and Webcast Information

Conference Call Information:

The conference call will be broadcast live on May 5, 2022 at 10:00 a.m. Eastern Time on the Investor Resources section of ORCC’s website at www.OwlRockCapitalCorporation.com. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

•	Domestic: 1 (888) 440-4182
•	International: (646) 960-0653
•	Conference ID: 7406736

All callers will need to enter the Conference ID followed by the # sign and reference “Owl Rock Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available for 14 days via a webcast link located on the Investor Resources section of ORCC’s website, and via the dial-in numbers listed below:

•	Domestic: 1 (800) 770-2030
•	International: (647) 362-9199
•	Conference ID: 7406736

Financial Highlights

	For the three months ended
($ in thousands, except per share amounts)	March 31, 2022	December 31, 2021	March 31, 2021
Investments at Fair Value	$12,756,323	$12,741,640	$11,240,472
Total Assets	$13,203,697	$13,298,170	$11,588,242
Net Asset Value Per Share	$14.88	$15.08	$14.82

Investment Income	$264,159	$281,624	$221,573
Net Investment Income	$122,356	$137,854	$102,655
Net Income	$43,986	$174,006	$157,845

Net Investment Income Per Share	$0.31	$0.35	$0.26
Net Realized and Unrealized Gains (and Losses) Per Share	$(0.20)	$0.09	$0.13
Net Income Per Share	$0.11	$0.44	$0.40
Distributions Declared from Net Investment Income Per Share	$0.31	$0.31	$0.31

Weighted Average Yield of Accruing Debt and Income Producing Securities at Fair Value	7.9%	7.9%	8.3%
Weighted Average Yield of Accruing Debt and Income Producing Securities at Amortized Cost	8.0%	7.9%	8.2%
Percentage of Debt Investment Commitments at Floating Rates	98.8%	98.9%	99.9%

consolidated statements of ASSETS and LIABILITIES

($ in thousands, except per share amounts)	March 31, 2022 (Unaudited)	December 31, 2021
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $12,056,205 and $12,073,126, respectively)	$12,028,349	$12,124,860
Controlled, affiliated investments (amortized cost of $698,379 and $575,427, respectively)	727,974	616,780
Total investments at fair value (amortized cost of $12,754,584 and $12,648,553, respectively)	12,756,323	12,741,640
Cash (restricted cash of $57,497 and $21,481, respectively)	326,378	431,442
Foreign cash (cost of $6,369 and $16,096, respectively)	6,387	15,703
Interest receivable	89,921	81,716
Receivable from a controlled affiliate	15,903	3,953
Prepaid expenses and other assets	8,785	23,716
Total Assets	$13,203,697	$13,298,170
Liabilities
Debt (net of unamortized debt issuance costs of $106,698 and $110,239, respectively)	$7,034,218	$7,079,326
Distribution payable	122,320	122,068
Management fee payable	47,413	46,770
Incentive fee payable	25,954	29,242
Payables to affiliates	2,843	5,802
Payables for investments purchased	867	—
Accrued expenses and other liabilities	98,588	77,085
Total Liabilities	7,332,203	7,360,293
Commitments and contingencies
Net Assets
Common shares $0.01 par value, 500,000,000 shares authorized; 394,580,939 and 393,766,855 shares issued and outstanding, respectively	3,946	3,938
Additional paid-in-capital	6,002,303	5,990,360
Total distributable earnings (losses)	(134,755)	(56,421)
Total Net Assets	5,871,494	5,937,877
Total Liabilities and Net Assets	$13,203,697	$13,298,170
Net Asset Value Per Share	$14.88	$15.08

consolidated statements of operations

	For the Three Months Ended March 31,
($ in thousands, except per share amounts)	2022	2021
Investment Income
Investment income from non-controlled, non-affiliated investments:
Interest income	$208,599	$200,305
Payment-in-kind interest income	22,411	10,727
Dividend income	11,728	3,559
Other income	3,848	3,154
Total investment income from non-controlled, non-affiliated investments	246,586	217,745
Investment income from controlled, affiliated investments:
Interest income	1,773	1,303
Dividend income	15,638	2,368
Other Income	162	157
Total investment income from controlled, affiliated investments	17,573	3,828
Total Investment Income	264,159	221,573
Expenses
Interest expense	61,378	48,076
Management fee	47,413	42,110
Performance based incentive fees	25,954	21,775
Professional fees	3,828	3,768
Directors' fees	290	244
Other general and administrative	2,132	1,818
Total Operating Expenses	140,995	117,791
Net Investment Income (Loss) Before Taxes	123,164	103,782
Income tax expense (benefit), including excise tax expense (benefit)	808	1,127
Net Investment Income (Loss) After Taxes	$122,356	$102,655
Net Realized and Change in Unrealized Gain (Loss)
Net change in unrealized gain (loss):
Non-controlled, non-affiliated investments	$(69,948)	$57,079
Income tax (provision) benefit	—	(2,633)
Controlled affiliated investments	(11,758)	865
Translation of assets and liabilities in foreign currencies	(481)	(2,432)
Total Net Change in Unrealized Gain (Loss)	(82,187)	52,879
Net realized gain (loss):
Non-controlled, non-affiliated investments	4,702	1,154
Foreign currency transactions	(885)	1,157
Total Net Realized Gain (Loss)	3,817	2,311
Total Net Realized and Change in Unrealized Gain (Loss)	(78,370)	55,190
Net Increase (Decrease) in Net Assets Resulting from Operations	$43,986	$157,845
Earnings Per Share - Basic and Diluted	$0.11	$0.40
Weighted Average Shares Outstanding - Basic and Diluted	394,309,578	391,114,767

portfolio and investment activity

	For the Three Months Ended March 31,
($ in thousands)	2022	2021
New investment commitments
Gross originations	$533,848	919,685
Less: Sell downs	(3,409)	(56,145)
Total new investment commitments	$530,439	$863,540
Principal amount of investments funded:
First-lien senior secured debt investments	$223,302	$529,122
Second-lien senior secured debt investments	1,000	12,400
Unsecured debt investments	69,989	132,288
Preferred equity investments(3)	7,000	1,000
Common equity investments(3)	1,968	7,567
Investment funds and vehicles	44,625	2,000
Total principal amount of investments funded	$347,884	$684,377
Principal amount of investments sold or repaid:
First-lien senior secured debt investments	$(326,994)	$(287,315)
Second-lien senior secured debt investments	(25,000)	(224,851)
Unsecured debt investments	—	—
Preferred equity investments(3)	(22,843)	—
Common equity investments(3)	—	—
Investment funds and vehicles	—	—
Total principal amount of investments sold or repaid	$(374,837)	$(512,166)
Number of new investment commitments in new portfolio companies(1)	17	8
Average new investment commitment amount	21,952	$78,952
Weighted average term for new debt investment commitments (in years)	5.1	5.8
Percentage of new debt investment commitments at floating rates	97.3%	100.0%
Percentage of new debt investment commitments at fixed rates	2.7%	0.0%
Weighted average interest rate of new debt investment commitments(2)	7.4%	7.3%
Weighted average spread over LIBOR of new floating rate debt investment commitments	6.5%	6.4%

________________

(1)	Number of new investment commitments represents commitments to a particular portfolio company.
(2)	Assumes each floating rate commitment is subject to the greater of the interest rate floor (if applicable) or 3-month LIBOR, which was 0.96% and 0.19% as of March 31, 2022 and 2021, respectively.
(3)	As of March 31, 2021, preferred equity investments and common equity investments were reported in aggregate as equity investments.

ABOUT OWL ROCK CAPITAL CORPORATION

Owl Rock Capital Corporation (NYSE: ORCC) is a specialty finance company focused on lending to U.S. middle-market companies. As of March 31, 2022, ORCC had investments in 157 portfolio companies with an aggregate fair value of $12.8 billion. ORCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. ORCC is externally managed by Owl Rock Capital Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. ("Blue Owl") (NYSE: OWL) and part of Owl Rock, a division of Blue Owl. Owl Rock, together with its subsidiaries, is a New York based direct lending platform.

Certain information contained herein may constitute “forward-looking statements” that involve substantial risks and uncertainties. Such statements involve known and unknown risks, uncertainties and other factors and undue reliance should not be placed thereon. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about ORCC, its current and prospective portfolio investments, its industry, its beliefs and opinions, and its assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “will,” “may,” “continue,” “believes,” “seeks,” “estimates,” “would,” “could,” “should,” “targets,” “projects,” “outlook,” “potential,” “predicts” and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond ORCC’s control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements including, without limitation, the risks, uncertainties and other factors identified in ORCC’s filings with the SEC. Investors should not place undue reliance on these forward-looking statements, which apply only as of the date on which ORCC makes them. ORCC does not undertake any obligation to update or revise any forward-looking statements or any other information contained herein, except as required by applicable law.

INVESTOR CONTACTS

Investor Contact:

Dana Sclafani

212-419-3000

owlrockir@blueowl.com

Media Contact:

Prosek Partners

David Wells / Josh Clarkson

pro-owlrock@prosek.com